EXHIBIT 10.4
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 1st day of July, 2008, by and between Continental Casualty Company, an Illinois insurance company (the “Company”) and D. Craig Mense (“Executive”), as an amendment to that certain employment agreement between Executive and the Company dated August 1, 2007 (said employment agreement the “Employment Agreement”):
WITNESSETH:
WHEREAS, the parties wish to amend the Employment Agreement in certain respects to reflect the changes provided hereinbelow;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is covenanted and agreed by the Executive and the Company as follows:
1.	The following sentence in Paragraph 3(c) of the Employment Agreement is hereby deleted:
“The Executive’s target long-term incentive cash award shall be twenty-five percent (25%) of his Base Compensation during any applicable three year performance period as determined by the Company and/or the Committee, beginning with the 2008 performance year; that is, (a) effective for the 2008 performance year of the 2006-2008 cycle, (b) effective for the 2008 and 2009 performance years of the 2007-2009 cycle and (c) effective for all covered years in each subsequent performance cycle.”
and in its place and stead the following sentence is substituted:
“The Executive’s target long-term incentive cash award shall be twenty-five percent (25%) of his Base Compensation during any applicable three year performance period as determined by the Company and/or the Committee, beginning with the 2007 performance year; that is, (a) effective for the 2007 performance year of the 2005-2007 cycle, (b) effective for the 2007 and 2008 performance years of the 2006-2008 cycle and (c) effective for all covered years in each subsequent performance cycle.”
Executive and the Company acknowledge and agree that, as of the effective date of this Amendment, Executive’s long-term incentive cash award for the 2007 performance year of the 2005-2007 cycle has been paid to Executive at the referenced twenty-five percent (25%) target.
2.	Section 3(e) of the Employment Agreement is hereby deleted, and the following language is substituted in its place and stead as Section 3(e) of the Employment Agreement:
“For avoidance of doubt respecting awards to Executive under Section 3(b), 3(c), and 3(d) hereof, the provisions of the Plan relating to the deferral of payments to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision shall apply. The Company will defer until the first tax year in which it reasonably anticipates, or should reasonably anticipate, that deductibility is not limited by said Section 162(m) the payment of all compensation to which Executive is entitled under this Agreement and/or the Plan which the Company reasonably anticipates would be non-deductible under said Section 162(m) or any successor provision with respect to deductibility of executive compensation if paid in the tax year in which it would otherwise be payable; provided that such amounts shall in any event be paid not later than the period beginning on the date on which Executive separates from service (as defined in Section 409A of the Code) and ending on the later of the last day of the year in which the Executive separates from service or the fifteenth day of the third month following the separation from service; and provided further, that if any payment is deferred pursuant to this Section 3(e) until after Executive has separated from service and Executive is a specified employee as defined in Section 409A on the date of the separation from service, the preceding proviso shall be applied by substituting the day that is six months after Executive’s separation from service for the date of separation from service.”
3.	The following sentences in Paragraph 6.3 (a) of the Employment Agreement are hereby deleted:
“The Company shall pay to Executive severance consisting of an amount equal to the 12 months of the Executive’s Base Compensation and Bonus calculated at 150% of Base Compensation, or the aggregate amount of unpaid base compensation due to Executive under this Agreement, whichever is greater, in effect at the time of termination. The severance shall be paid not less frequently than in equal monthly installments following such termination. The Company shall also pay the Executive (i) aggregate unpaid Base Compensation and current year’s Bonus calculated as 150% of Base Compensation and target CNA long-term incentive cash awards prorated to the date of termination; (ii) any previous year’s unpaid Bonus based upon actual or discretionary payouts, if any; and (iii) within 30 days of his termination, unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.3(a)(ii) shall not include any unpaid Bonus or any unpaid long-term incentive cash awards or other awards under the Plan).”
and in their place and stead the following sentences are substituted:
“The Company shall pay to Executive severance consisting of an amount equal to $3,600,000. The severance shall be paid over two (2) years in equal monthly installments following such termination. The Company shall also pay the Executive within 30 days of his termination: (i) his unpaid base salary, prorated to the date of termination and (ii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.3(a)(ii) shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Plan for the year in which such termination occurs).”
4.	The following language is hereby added as Subsection 3(h) of the Employment Agreement:
“Subject to the approval of the Committee and the following conditions, Executive shall be awarded a retention bonus (the “Retention Bonus”) of $800,000, of which amount 50% shall be payable on June 30, 2009 (the “First Payment Date”) and the other 50% on June 30, 2010 (the ”Second Payment Date”). Executive shall not receive any unpaid portion of the Retention Bonus if he voluntarily terminates his employment as provided in Section 6.4 of this Agreement prior to either Payment Date, or if he is terminated for Cause by the Company as provided for in Section 6.2 of this Agreement prior to either Payment Date. If Executive’s employment is terminated by the Company Without Cause, or if he terminates his employment for Good Reason as provided for in Section 6.3 of this Agreement, then the payment dates for any unpaid portion of the Retention Bonus shall be accelerated to the date of such termination.”

5.	The following language is added at the end of Section 6.7 of the Employment Agreement:
“The Company shall furnish the release to Executive as soon as practical, but in no event more than ten (10) days after the date on which Executive’s employment is terminated. If Executive executes and delivers such release to the Company prior to March 15 of the year following the year in which his employment is terminated (or, if Executive has the right to revoke such release pursuant to the Age Discrimination in Employment Act or any other applicable law, executes and delivers such release at such time that such revocation period will expire prior to such March 15), then all Payments (as defined in Section 6.8) that would otherwise have been paid prior to the date on which the release is executed and delivered shall be paid to Executive in a lump sum, without interest, as soon as practical after such release is delivered (or such revocation period expires), but not later than such March 15. If Executive fails to execute and deliver such release prior to the date set forth in the preceding sentence, then the Company shall have no obligation to pay to Executive any Payments that would otherwise have been payable prior to such March 15.”
6.	Section 6.8 of the Employment Agreement is hereby deleted, and the following language is hereby substituted in its place and stead as Section 6.8 of the Agreement:
“Involuntary Termination Rule. Any term or provision of this Section 6 or elsewhere in the Agreement to the contrary notwithstanding, the following provisions shall apply to any payments to be made to Executive pursuant to Section 6.1 on termination by reason of Permanent Disability, Section 6.3, or Section 6.5(a) (collectively the “Payments”):
(a) Each Payment to be made on a separate date shall be treated as a separate Payment for purposes of §409A of the Code.
(b) The aggregate amount of all Payments, if any, payable after March 15 of the year following the year that includes the date of such involuntary termination (the “Termination Date”) but before the date that is six months after the Termination Date (increased by any other amounts of taxable compensation paid to the Executive during such period that would not have been paid but for such termination) shall not exceed two times the lesser of (i) Executive’s Base Compensation on the last day of the year immediately prior to the year that includes the Termination Date or (ii) the limit in effect under §401(a)(17) of the Code during the year that includes the Termination Date, as determined by the Company.
(c) To the extent the Payments payable during the period described in subparagraph (b) above would otherwise exceed the limit of subparagraph (b), such Payments shall be reduced to the extent necessary to satisfy the requirement of subparagraph (b) as determined by the Company, and the amount by which the Payments are reduced will be paid to Executive in a lump sum, without interest, on the first business day that is six months after the Termination Date as determined by the Company. However, if Executive dies during such period, the limits of subparagraph (b) shall not apply to Payments to the Executive’s beneficiaries or estate.

(d) If Executive’s termination of employment does not constitute a “separation from service” as defined in §409A of the Code, as determined by the Company, then all Payments that would otherwise be payable after March 15 of the year following the year that includes the Termination Date, and that exceed the limit described in Section 6.8(b), shall be deferred until six months after Executive has incurred a separation from service, as so defined, and all Payments that are so deferred shall be paid in a lump sum, without interest, on the first business day that is at least six months after Executive has incurred a separation from service.”
7.	Except as otherwise expressly provided in this Amendment, all terms and provisions of the Employment Agreement remain in full force and effect.
IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date set forth hereinabove.

CONTINENTAL CASUALTY COMPANY		D. CRAIG MENSE

By:	/s/ Thomas Pontarelli

Title:	Executive Vice President	/s/ D. Craig Mense